Exhibit 10.1

PATINA OIL & GAS CORPORATION

SECOND AMENDMENT TO

AMENDED AND RESTATED

CHANGE IN CONTROL PLAN

This Second Amendment to the Amended and Restated Change in Control Plan (the “Plan”) is adopted effective as of May 3, 2005 (the “Effective Date”) by Patina Oil & Gas Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Plan.

WHEREAS, the Company has previously entered into the Agreement and Plan of Merger dated as of December 15, 2004, as amended (the “Merger Agreement”), by and among the Company, Noble Energy, Inc. and Noble Energy Production, Inc., which provides for the merger of the Company with and into Noble Energy Production, Inc. (the “Merger”), as further described therein; and

WHEREAS, in the event the Merger is consummated, the Company desires to enhance the benefits payable to the participants in the Plan;

NOW THEREFORE, the Company hereby adopts this Second Amendment to the Plan.

1. Effectiveness.

(a) This Second Amendment shall be effective as of the Effective Date, provided, however, that in the event the Merger is not consummated and the Merger Agreement is terminated in accordance with its terms, this Second Amendment shall be null and void ab initio and of no further force or effect.

(b) Subject to Section 1(a) and except as provided in Section 2, the terms and conditions of the Plan as in effect immediately prior to the Effective Date shall continue to be in effect on and after the Effective Date.

2. Amendment. Section 3 of the Plan is hereby amended by inserting the following new paragraphs (f), (g), (h) and (i) immediately after paragraph (e) thereof:

(f) On the Closing Date (as defined in the Agreement and Plan of Merger dated as of December 15, 2004, as amended, by and among the Company, Noble Energy, Inc. and Noble Energy Production, Inc.), the Company shall pay to each Employee set forth on a schedule approved by the Compensation Committee of the Board at a meeting on May 3, 2005 a lump-sum amount in cash equal to the amount set forth opposite such Employee’s name on such schedule.

(g) In the event that any Employee who continues to be employed by the Company or its subsidiaries after the Closing Date is terminated without cause on or prior to the third anniversary of the Closing Date, or resigns on or prior to the third anniversary of the Closing Date and within 30 days of a Material Change (in the case of an Executive) or reduction in such Employee’s Base Compensation (in the case of a Key Manager or Regular Employee), then such Employee will receive a lump-sum payment in cash equal to (i) if such termination or resignation occurs on or prior to the first anniversary of the Closing Date, three months of such Employee’s base salary as of the Closing Date and as reflected on the schedule described in paragraph (f) above, (ii) if such termination or resignation occurs after the first, and on or before the second, anniversary of the Closing Date, two months of such Employee’s base salary as of the Closing Date and as reflected on the schedule described in paragraph (f) above and (iii) if such termination or resignation occurs after the second, and on or before the third, anniversary of the Closing Date, one month of such Employee’s base salary as of the Closing Date and as reflected on the schedule described in paragraph (f) above. The Company agrees to pay such amount to such Employee within five (5) calendar days of such termination or resignation.

(h) The Company shall pay to each person who, immediately prior to the Closing Date, was a member of the Board (other than any person who was at such time an employee of the Company or who thereafter becomes a member of the board of directors of Noble Energy, Inc.) six consecutive monthly cash payments in the amount of $12,500, commencing on the fifteenth day of the first month following the Closing Date.

(i) The payments provided for under the Plan shall be subject to all tax withholdings and deductions required by applicable law.

3. Governing Law. This Second Amendment shall be governed by and subject to the laws of the State of Delaware.

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